<iMedia International logo appears here>




          iMedia Secures $1 Million Convertible Funding
                        with Shemano Group


SANTA MONICA, Calif., -- iMedia International. Inc. (Other OTC: IMNL.PK) announced today that it has closed on a $1 million private placement of short-term convertible notes and warrants. The securities were purchased by two institutional investment funds. The financing was arranged through the Company's investment banker Shemano Group, headquartered in San Francisco, California.

Gary Shemano, Chairman of Shemano Group commented, "iMedia is one of the most intriguing companies we have seen in our eleven years of business. We look forward to monitoring their progress and working with them in the future."

"This round of financing was key to providing us with needed working capital to ensure that we can continue to fulfill our client's orders in a timely manner" said David MacEachern, CEO of iMedia International. "We are very pleased with the efforts of Shemano Group in helping us to close this convertible note financing."



About iMedia International Inc.

iMedia International, Inc. (IMNL) is a publicly held digital media solutions company producing DVD's, and CD-ROM's for digital multimedia marketing and promotional campaigns. iMedia publishes proprietary and custom digital iMagazines and offers expert digital media solutions services including: strategic planning, content aggregation and production, disc audio/video design, authoring, editing and compression, disc packaging manufacturing and distribution. A key feature of iMedia's technology is its iReporting(TM) real-time, online tracking system which provides quantitative data on disc viewer usage patterns and effectiveness of iMedia marketing and promotional campaigns.

For more information on iMedia International, please contact:

Kelly R. Konzelman, Executive Vice President
1721 21st Street, Santa Monica, CA 90404
(310) 453-4499
kellyk@imedia-intl.com

                            #  #  #  #

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties, and various other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Please refer to the full filing of the Company's Quarterly Report on Form 10-Q at http://www.sec.gov.